Exhibit 99.1

FOR IMMEDIATE RELEASE

March 23, 2006

Contacts: (Media) Marybeth Thorsgaard (763) 764-6364

(Analysts) Kris Wenker (763) 764-2607

GENERAL MILLS REPORTS RESULTS FOR FISCAL 2006 THIRD QUARTER

Net Sales Rose 3 Percent to $2.86 Billion

Diluted Earnings Per Share Increased to 68 Cents

Company Reaffirms Full-year Guidance

MINNEAPOLIS, MINN. — General Mills, Inc. (NYSE: GIS) today reported results for the third quarter of fiscal 2006. Net sales for the 13 weeks ended February 26, 2006, were $2.86 billion, up 3 percent from the same period a year ago. Segment operating profits of $479 million essentially matched prior-year results. Taxes in the third quarter of 2006 and 2005 included items affecting comparability that are described below. Including these items, earnings after tax grew 7 percent to reach $246 million. Diluted earnings per share (EPS) totaled 68 cents, up 17 percent from 58 cents in last year’s third quarter.

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        EPS in both quarters included 1 cent of dilution for restructuring and other exit costs. In addition, last year’s third quarter EPS was reduced by 3 cents associated with accounting for contingently convertible debt and 12 cents in expense for a portion of the taxes associated with disposition of the company’s interest in the Snack Ventures Europe (SVE) joint venture.

        Chairman and Chief Executive Officer Steve Sanger said, “Results for the third quarter met our expectations. We continued to achieve good topline growth, with all three of our business segments posting net sales increases in the quarter. But as we anticipated, profit growth was restrained by higher input costs (primarily commodities and fuel), higher employee benefits expense and increased advertising investment.”

        Through the first nine months, General Mills net sales grew 3 percent to $8.80 billion, driven by a 2 percent increase in worldwide unit volume. Segment operating profits grew 5 percent to $1.63 billion. Earnings after tax grew 11 percent to $868 million. Diluted EPS totaled $2.29 compared to $1.94 last year.

U.S. Retail

Net sales for General Mills’ domestic retail operations grew 3 percent in the third quarter to $1.99 billion, driven by a 3 percent unit volume increase. Operating profits totaled $420 million, matching prior-year results.

        Net sales for the Yoplait division grew 9 percent over last year’s third quarter. Big G cereal net sales grew 5 percent from last year’s third quarter results when merchandised price increases resulted in a decline in net sales. Baking Products net sales grew 12 percent, reflecting good performance during the holiday baking season. Net sales for the Snacks division grew 4 percent led by continued good growth on Nature Valley granola bars. Net sales for Pillsbury USA and the Meals division each grew 1 percent in the period.

        Through the first nine months of 2006, net sales for the U.S. Retail segment were up 3 percent to $6.13 billion, reflecting 2 percent volume growth and net price realization. Segment operating profit grew 2 percent to $1.37 billion.

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International Segment

Net sales for the company’s consolidated international businesses grew 3 percent in the third quarter to $444 million. Unit volume grew 4 percent. Two points of growth from pricing and mix were more than offset by the negative impact of foreign exchange in the quarter. Operating profit grew to $37 million, up 16 percent from $32 million last year.

        Through the first nine months, net sales for General Mills’ consolidated international businesses were up 7 percent to $1.36 billion. Operating profit increased 32 percent to $154 million.

Bakeries and Foodservice Segment

Third-quarter net sales for General Mills’ Bakeries and Foodservice segment grew 3 percent to $424 million, reflecting net price realization. Unit volume matched last year’s third quarter. Segment operating profit decreased 8 percent due to higher input costs.

        Through the first nine months of the fiscal year, net sales for the Bakeries and Foodservice segment were up 1 percent to $1.31 billion. Operating profit rose 7 percent to $101 million.

Joint Venture Summary

Earnings after tax from joint ventures totaled $15 million in the third quarter, down from $23 million last year due to the absence of earnings from SVE. Cereal Partners Worldwide, the company’s ready-to-eat cereal joint venture with Nestle, posted 8 percent volume growth in the quarter. Net sales grew 2 percent, restrained by unfavorable foreign exchange. Net sales for the Häagen-Dazs ice cream joint ventures in Asia were down 22 percent due to an unseasonably cold winter and increased competitive pressure in Japan. 8th Continent, the U.S. joint venture with DuPont, posted 13 percent net sales growth for its line of soy beverages.

        Through the first nine months of 2006, earnings from joint ventures totaled $54 million after tax. The earnings growth for continuing joint ventures was 15 percent.

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Corporate Items

Net interest expense for the quarter totaled $101 million, down 6 percent due primarily to lower debt levels. Last year’s interest expense included $12 million of interest income resulting from the resolution of certain tax issues. The effective tax rate for the third quarter of 2006 was 34.7 percent, reflecting the year-to-date impact of a change in the annual effective tax rate from 35.5 percent to 35.3 percent. Last year’s third-quarter taxes included $45 million in expense representing a portion of the taxes for disposition of General Mills’ interest in the SVE joint venture. As reported, last year’s third-quarter tax rate was 46.5 percent.

        Corporate unallocated items totaled $19 million expense in the third quarter of 2006 compared to $19 million income in 2005, primarily reflecting higher employee benefit costs. Restructuring and other exit costs totaled $5 million pre-tax in the third quarter of 2006 compared to $3 million in last year’s third quarter. Last year’s third quarter also included $3 million of related expenses recorded in cost of sales.

Cash Flow Summary

Cash flow from operations totaled $1.20 billion through February 2006, up 21 percent from $988 million in the same period last year. Capital expenditures through the first nine months totaled $191 million in 2006 compared to $249 million in 2005. During the quarter, the company repurchased approximately 1.1 million shares of stock. Through nine months, the company has repurchased 17.1 million shares at an average price of $47.12. Average diluted shares outstanding for the quarter totaled 364 million compared to 405 million in last year’s third quarter.

Outlook

Sanger said, “Our first-half performance allowed us to raise our 2006 EPS guidance slightly, despite incremental input cost pressure in our second half. With third-quarter results meeting our expectations, we remain solidly on track to achieve our full-year EPS target of $2.80 to $2.85 per share, including an estimated 8 cents of dilution associated with accounting for contingently convertible debt.”

General Mills will hold a briefing for investors today, March 23, 2006, beginning at 8:30 a.m. EST. You may access the web cast from General Mills’ corporate home page at www.generalmills.com.

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management’s current expectations and assumptions. These forward-looking statements, including the statements under the caption “Outlook” and statements made by Mr. Sanger, are subject to certain risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. In particular, our predictions about future net sales, volume and earnings could be affected by a variety of factors, including: competitive dynamics in the consumer foods industry and the markets for our products, including new product introductions, advertising activities, pricing actions and promotional activities of our competitors; actions of competitors other than as described above; economic conditions, including changes in inflation rates, interest rates or tax rates; product development and innovation; consumer acceptance of new products and product improvements; consumer reaction to pricing actions and changes in promotion levels; acquisitions or dispositions of businesses or assets; changes in capital structure; changes in laws and regulations, including changes in accounting standards and labeling and advertising regulations; changes in customer demand for our products; effectiveness of advertising, marketing and promotional programs; changes in consumer behavior, trends and preferences, including weight loss trends; consumer perception of health-related issues, including obesity; changes in purchasing and inventory levels of significant customers; fluctuations in the cost and availability of supply chain resources, including raw materials, packaging and energy; benefit plan expenses due to changes in plan asset values and/or discount rates used to determine plan liabilities; foreign economic conditions, including currency rate fluctuations; and political unrest in foreign markets and economic uncertainty due to terrorism or war. The company undertakes no obligations to publicly revise any forward-looking statements to reflect future events or circumstances.

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GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited) (In Millions, Except per Share Data)

	13 Weeks Ended		39 Weeks Ended
	Feb. 26, 2006	Feb. 27, 2005	Feb. 26, 2006	Feb. 27, 2005

Net Sales	$2,860	$2,772	$8,795	$8,525

Costs and Expenses:
Cost of sales	1,746	1,695	5,231	5,165
Selling, general and administrative	654	580	1,996	1,828
Interest, net	101	107	294	345
Restructuring and other exit costs	5	3	16	46

Total Costs and Expenses	2,506	2,385	7,537	7,384

Earnings before Income Taxes and
Earnings from Joint Ventures	354	387	1,258	1,141

Income Taxes	123	180	444	434

Earnings from Joint Ventures	15	23	54	73

Net Earnings	$246	$230	$868	$780

Earnings per Share - Basic	$.69	$.63	$2.42	$2.10

Earnings per Share - Diluted	$.68	$.58	$2.29	$1.94

Dividends per Share	$.34	$.31	$1.00	$.93

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
OPERATING SEGMENTS
(Unaudited) (In Millions)

	13 Weeks Ended		39 Weeks Ended
	Feb. 26, 2006	Feb. 27, 2005	Feb. 26, 2006	Feb. 27, 2005

Net Sales:
U.S. Retail	$1,992	$1,930	$6,127	$5,966
International	444	429	1,362	1,269
Bakeries and Foodservice	424	413	1,306	1,290

Total	$2,860	$2,772	$8,795	$8,525

Segment Operating Profit:
U.S. Retail	$420	$421	$1,371	$1,342
International	37	32	154	117
Bakeries and Foodservice	22	25	101	94

Total	479	478	1,626	1,553

Unallocated corporate items	(19)	19	(58)	(21)
Interest, net	(101)	(107)	(294)	(345)
Restructuring and other exit costs	(5)	(3)	(16)	(46)

Earnings before Income Taxes and
Earnings from Joint Ventures	$354	$387	$1,258	$1,141

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In Millions)

	(Unaudited)	(Unaudited)
	Feb. 26, 2006	Feb. 27, 2005	May 29, 2005

ASSETS
Current Assets:
Cash and cash equivalents	$653	$597	$573
Receivables	1,088	1,048	1,034
Inventories	1,170	1,119	1,037
Prepaid expenses and other current assets	198	177	203
Deferred income taxes	164	191	208

Total Current Assets	3,273	3,132	3,055

Land, Buildings and Equipment, at Cost	5,545	5,468	5,468
Less accumulated depreciation	(2,693)	(2,451)	(2,461)

Net Land, Buildings and Equipment	2,852	3,017	3,007
Goodwill	6,666	6,711	6,684
Other Intangible Assets	3,693	3,640	3,636
Other Assets	1,731	1,960	1,684

Total Assets	$18,215	$18,460	$18,066

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$1,126	$973	$1,136
Current portion of long-term debt	2,079	29	1,638
Notes payable	1,806	782	299
Other current liabilities	1,250	889	1,111

Total Current Liabilities	6,261	2,673	4,184
Long-term Debt	2,502	6,616	4,255
Deferred Income Taxes	1,830	1,842	1,851
Other Liabilities	949	904	967

Total Liabilities	11,542	12,035	11,257

Minority Interests	1,135	1,133	1,133

Stockholders’ Equity:
Common stock, 502 shares issued, $.10 par value	50	50	50
Additional paid-in capital	5,718	5,677	5,691
Retained earnings	5,007	4,156	4,501
Common stock in treasury	(5,158)	(4,466)	(4,460)
Unearned compensation	(93)	(126)	(114)
Accumulated other comprehensive income	14	1	8

Total Stockholders’ Equity	5,538	5,292	5,676

Total Liabilities and Equity	$18,215	$18,460	$18,066

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In Millions)

	39 Weeks Ended
	Feb. 26, 2006	Feb. 27, 2005

Cash Flows - Operating Activities:
Net earnings	$868	$780
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	317	330
Deferred income taxes	—	26
Changes in current assets and liabilities	(26)	(170)
Tax benefit on exercised options	21	56
Pension and other postretirement costs	(17)	(65)
Restructuring and other exit costs	16	46
Other, net	17	(15)

Net Cash Provided by Operating Activities	1,196	988

Cash Flows - Investing Activities:
Purchases of land, buildings and equipment	(180)	(238)
Investments in businesses and intangibles	(21)	(11)
Investments in affiliates, net of investment returns and dividends	36	26
Purchases of marketable investments	—	(1)
Proceeds from sale of marketable securities	—	32
Proceeds from disposal of land, buildings & equipment	4	17
Other, net	(28)	1

Net Cash Used by Investing Activities	(189)	(174)

Cash Flows - Financing Activities:
Change in notes payable	1,503	(573)
Issuance of long-term debt	—	2
Payment of long-term debt	(1,344)	(286)
Proceeds from issuance of preferred membership
interests of subsidiary	—	835
Common stock issued	85	179
Purchases of common stock for treasury	(806)	(766)
Dividends paid	(363)	(346)
Other, net	(2)	(13)

Net Cash Used by Financing Activities	(927)	(968)

Increase (decrease) in Cash and Cash Equivalents	80	(154)
Cash and Cash Equivalents - Beginning of Year	573	751

Cash and Cash Equivalents - End of Period	$653	$597

Cash Flows from Changes in Current Assets and Liabilities:
Receivables	$(62)	$(29)
Inventories	(129)	(37)
Prepaid expenses and other current assets	8	38
Accounts payable	(5)	(179)
Other current liabilities	162	37

Changes in Current Assets and Liabilities	$(26)	$(170)

See accompanying notes.

GENERAL MILLS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

(1)

In the third quarter of fiscal 2006, we recorded restructuring and other exit costs of $5 million, consisting of $2 million, primarily for severance costs associated with the closure of our frozen dough foodservice plant in Swedesboro, New Jersey; $2 million of restructuring costs at our Allentown, Pennsylvania frozen waffle plant, primarily related to product and production realignment; and $1 million associated with restructuring actions previously announced. In the third quarter of fiscal 2005, we recorded $3 million of restructuring and other exit costs associated with restructuring actions previously announced.

In the first 39 weeks of fiscal 2006, we recorded restructuring and other exit costs of $16 million, consisting of $12 million of charges associated with the closure of the plant in Swedesboro, New Jersey, including $10 million of asset impairment charges recorded in the first and second quarters of fiscal 2006 for the plant; $2 million related to the restructuring at the plant in Allentown, Pennsylvania; and $2 million of charges associated with restructuring actions previously announced. In the first thirty-nine weeks of fiscal 2005, we recorded restructuring and other exit costs of $46 million, consisting of $40 million of charges associated with supply chain initiatives to further increase asset utilization and reduce manufacturing and sourcing costs, and $6 million of charges associated with restructuring actions previously announced.

The fiscal 2005 supply chain actions also resulted in certain associated expenses, primarily adjustments to the depreciable life of the assets necessary to reflect the shortened asset lives which coincided with final production dates. These associated expenses were recorded as cost of sales. In the third quarter of fiscal 2006, there were no associated expenses recorded in cost of sales; in the third quarter of fiscal 2005, the associated expense recorded in cost of sales was $3 million. For the first 39 weeks of fiscal 2006, the expense recorded in cost of sales was $2 million; for the first 39 weeks of fiscal 2005, the expense recorded in cost of sales was $16 million.

(2)	In the third quarter of fiscal 2005, we adopted Emerging Issues Task Force (EITF) Issue No. 04-8, “The Effect of Contingently Convertible Debt on Diluted Earnings per Share” (EITF 04-8).

We repurchased a portion of our zero coupon convertible debentures in the second quarter of fiscal 2006 and completed a consent solicitation related to the remaining convertible debentures on December 12, 2005. As of that date, no shares of common stock underlying the debentures were considered outstanding for purposes of calculating our diluted earnings per share.

        Basic and diluted earnings per share (EPS) were calculated as follows:

In Millions, Except Per Share Data	13 Weeks Ended		39 Weeks Ended

	Feb. 26, 2006	Feb. 27, 2005	Feb. 26, 2006	Feb. 27, 2005

Net earnings - as reported	$246	$230	$868	$780
Interest on contingently convertible debentures, after tax	—	5	9	15

Net earnings for diluted EPS calculation	$246	$235	$877	$795

Average number of common shares — basic EPS	355	366	358	372
Incremental share effect from:
Stock options	6	8	7	7
Restricted stock, restricted stock units and other	2	2	2	1
Contingently convertible debentures	1	29	17	29

Average number of common shares — diluted EPS	364	405	384	409

Earnings per Share - Basic	$.69	$.63	$2.42	$2.10
Earnings per Share - Diluted	$.68	$.58	$2.29	$1.94